Exhibit 10.1

CRUDE OIL PURCHASE AGREEMENT

This Crude Oil Purchase Agreement (“Agreement”) is entered into between Resolute Natural Resources Company, LLC (“Resolute”) and Western Refining Southwest, Inc. (“Western Southwest”) as of June 1, 2014, regarding Additional Volumes (“Additional Volume Effective Date”) and as of July 1, 2014, regarding Base Volumes (the “Base Volume Effective Date”)(collectively the “Effective Dates”) for the sale and purchase of crude oil under the terms and conditions set forth herein. This Agreement covers volumes of crude oil owned by Resolute, as well as volumes owned by Navajo Nation Oil and Gas Company (“NNOGC”) and committed to this Agreement with NNOGC’s acknowledgement and consent as set forth below.

Seller:	Resolute, on behalf of itself and NNOGC

Buyer:	Western Southwest

Term:	This Agreement shall commence on the Effective Dates and continue until December 31, 2014 (the “Term”), at which time this Agreement will automatically terminate.

Product & Quality:	Four Corners Sweet Crude Oil (“Crude Oil” or “Product”)

Quantity:	The percentage of Crude Oil production owned by Resolute and NNOGC from the lease units in San Juan County, Utah as reflected on Exhibit A (the “Lease Units”), up to a total of 11,000 barrels per day; with the “Base Volume” being 8,000 barrels per day and the “Additional Volume” being 3,000 barrels per day (collectively, the “Contract Volume”).

Price:	All Volumes of Product sold pursuant to this Agreement shall be priced at the NYMEX trading days average for the current (delivery) calendar month less a discount of $9.50 per barrel.

Resolute shall bear the cost of any CPI-based cost of service increases during the Term of this Agreement in the Running Horse Pipeline (“RHP”) tariff for movements between Aneth, Utah and Bisti, New Mexico, plus equivalent amounts (“Gallup Cost Increase”) for assumed equivalent increased costs in the Western Pipeline tariffs for movements from Bisti to the Gallup Refinery.

Delivery:	FOB at the Lease Units.

Royalties & Taxes:	The Price paid by Western Southwest for Product hereunder includes reimbursement to Resolute for any production and/or severance taxes and any royalties owed with respect to Product delivered to Western Southwest by

Resolute hereunder. Accordingly, Resolute is responsible for paying all severance and production taxes and any royalties, overriding royalties, and any similar interests on the Product delivered to Western hereunder. Western Southwest does not have any obligation under this Agreement to pay any production or severance taxes or any royalties, overriding royalties, or any similar interests on the Product delivered to Western Southwest hereunder.

Payment:	Western Southwest shall pay Resolute for the Product delivered hereunder on the 20th day of the month which immediately follows the month of delivery, provided that Resolute has submitted all necessary substantiating documents incident to the transaction for each volume delivered and an invoice for which sums are due. Payment shall be made via wire transfer on or before the due date to a bank designated on Resolute’s invoice in immediately available federal funds.

Any CPI-based cost of service increases on the RHP or the Gallup Cost Increase for which Resolute is responsible under the Section of this Agreement entitled “Price” shall be paid by Resolute to Western Southwest, by offset from the amounts owing by Western Southwest to Resolute and Resolute hereby consents and agrees to such offset.

Late Payment:	Any amount payable for any of the Product sold hereunder or otherwise payable by Western Southwest to Resolute hereunder shall, if not paid when due, bear interest from the due date (inclusive) until the date full payment is received by Resolute (exclusive) at a rate equal to the lesser of: (a) one percent (1%) above the prime rate in effect at the opening of business on the due date at the major lending institutions as quoted in the “Money Rates” section of the Wall Street Journal; or (b) the maximum rate of interest permitted under applicable law. Western Southwest shall pay such interest within five (5) calendar days following its receipt of an invoice for such interest via wire transfer or immediately available federal funds to Resolute’s designated bank. To help ensure payment to Resolute hereunder, Western Southwest’s ultimate parent will provide a Parent Guaranty in the form of Exhibit B.

Operational Contacts:

	Western Southwest:		RESOLUTE:		NNOGC:
Scheduling / Nominations	Sunny Leung	FAX: 602.683.5703	Pat Flynn	FAX: 303.623.3628	Chalmer Bitsoi	FAX: 505.436.2055
Contracts / Documents	Patt Wolfe	FAX: 602.683.5655	Pat Flynn	FAX: 303.623.3628	David Rubenking	FAX: 505.436.2055
Invoice / Payments	Mary Ellen O’Brien	FAX: 602.683.5648	Jim Tuell	FAX: 303.623.3628	Loretta Largo	FAX: 928.871.4911

Access & Use of NNOGC Bisti Station:	NNOGC agrees that during the Term of this Agreement and subject to the limitations described below, it will grant Western Southwest the non-exclusive but priority right to access and use all loading and transfer facilities including any tankage necessary to effectuate loading at NNOGC’s Bisti Station (“Bisti Station”) for the purpose of loading crude oil. NNOGC agrees that the only other entities that will be permitted to operate the Bisti station during the Term are NNOGC and/or Resolute (and their respective agents). Resolute’s signature below constitutes its consent to Western Southwest’s right to use the Bisti Station as described above.

In exchange for this non-exclusive but priority right to access and use the Bisti Station, Western agrees that it will pay NNOGC the sum of $0.25 per barrel of crude oil loaded at Bisti Station. Western Southwest’s access to and use of Bisti Station is subject to the following agreements and conditions:

	a.	Western Southwest assumes all risk and liability associated with its use of Bisti Station and hereby agrees to indemnify and defend NNOGC and Resolute from any claim of any party resulting from such use other than from a claim arising from Resolute, NNOGC’s, or either of their contractors or agents’ acts or omissions.

	b.	Western Southwest shall, at its sole expense, supply all appropriate personnel to operate Bisti Station for its own needs in a prudent and safe manner, in compliance with all laws, rules and regulations that may apply, and in accordance with any rules and operating procedures reasonably specified by NNOGC in writing to Western Southwest. Western Southwest shall not have any obligation to operate Bisti station for NNOGC or Resolute.

	c.	Western Southwest shall be responsible for and pay for any damage to Bisti Station that occurs as a result of its use of Bisti Station and shall promptly repair or replace any damaged portion of Bisti Station or shall reimburse NNOGC for any such repair or replacement cost as elected by NNOGC.

	d.	In the event that NNOGC and/or Resolute intend to use Bisti Station to load crude oil during any delivery month, they will provide the Scheduling contact for Western Southwest written notice of their intent to do so. Thereafter, Western Southwest, Resolute and/or NNOGC shall promptly consult to coordinate regarding the operational issues incident to the use of Bisti Station for that delivery month.

	e.	If during any period during the Term, (i) Western Southwest is not purchasing and receiving all of the Contract Volume for any reason (including but not limited to temporary inoperability of the Gallup Refinery), or (ii) Resolute and NNOGC are unable to deliver the Contract Volumes by pipeline to the Gallup Refinery due to temporary inoperability of the RHP,, then Resolute and NNOGC shall have priority use of the Bisti Station as to any volumes not purchased and received by Western Southwest or any volumes that Resolute and NNOGC are unable to ship on the RHP. In addition, for any period during the Term that Western Southwest does not purchase the Contract Volume and that failure to purchase is not excused under the Agreement, then Western Southwest will not have rights to use Bisti Station during that delivery period.

Tariff Support:	Resolute and NNOGC agree that during the Term of this Agreement that they will not challenge any tariffs, whether setting forth rates or rules & regulations, filed by Western Southwest, Western Refining Pipeline, LLC (“Western Pipeline”) or any other Western Southwest affiliate under common ownership and control with Western Southwest (“Western Affiliate”), regardless of whether such tariff is filed with the Federal Energy Regulatory Commission, the Texas Railroad Commission or any other regulatory body governing pipeline movements and operations, provided:

	a.	any tariff rate filed by Western Southwest, Western Pipeline or any other Western Affiliate does not exceed an aggregate of $7.00 per barrel for transportation from Bisti Station to Mason Station (as depicted on the attached Exhibit C), and

	b.	The rules and regulations are substantially the same as the rules and regulations in Western Pipeline F.E.R.C Tariff No. 1.0.0 effective June 1, 2014

Subject to the foregoing proviso, Resolute and NNOGC agree that during the Term of this Agreement and upon request by Western Southwest, that they will reasonably promptly submit to Western Southwest written support of any tariff filed by Western Southwest, Western Pipeline or any other Western affiliate, regardless of whether such tariff is filed with the Federal Energy Regulatory Commission, the Texas Railroad Commission or any other governing regulatory body, and stating that it is a potential shipper on such pipelines covered by such tariff and that it may intend to use the service described in such tariff. NNOGC’s signature below indicates its consent and agreement to not challenge and to, upon request, provide such written support for Western Southwest, Western Pipeline and other Western Affiliates’ tariffs in accordance with this Section.

Running Horse Pipeline Integrity:	NNOGC agrees that during the Term of this Agreement, it will ensure that the RHP, which is currently owned and operated by NNOGC, is operated and maintained in good working order and in accordance with all applicable laws, tariffs, rules, regulations, and sound, workmanlike and prudent practices common to the pipeline industry. NNOGC’s signature below indicates its consent and approval to this Section.

If at any time during the Term of this Agreement, the RHP becomes fully or partially inoperable due to a pipeline integrity issue or other operational deficiency, then Resolute or NNOGC will provide Western Southwest with written notice of the operational issue. During the period of time that the RHP is inoperable provided that such period is expected to last no more than 12 days, the parties shall cooperate to fully utilize the existing crude oil storage facilities of the parties such that deliveries of Product can be restored as soon as possible following the repair of the condition and Western Southwest’s obligation to purchase Product hereunder shall not be suspended, but Resolute/NNOGC shall make up deliveries of the stored volumes as soon as practicable following restoration of service. If Western Southwest is required to purchase other Product to cover its delivery obligations or to keep the Gallup refinery operating at preexisting levels in effect prior to the period of inoperability, then Western Southwest’s obligation to purchase Product hereunder shall be suspended in the amount and for the duration of such covering requirement. In addition, during any such period of inoperability of the RHP, Resolute and NNOGC may at their cost transport some or all of the Contract Volumes by truck to Bisti and Western Southwest shall have the obligation to purchase such Contract Volumes in accordance with the terms of this Agreement (including a refund of the applicable RHP tariff amount).

Buy / Sell Option:	At Resolute’s option, exercised at any time during the term of this Agreement, up until the date on which Western Southwest and/or Western Pipeline’s TexNewMex Pipeline (as depicted on the attached Exhibit C) is connected to Western Pipeline’s Delaware Basin Pipeline System (as depicted on the attached Exhibit B), and operational, such that shipments can be made from Bisti Station to Mason Station, Resolute may elect to initiate a Buy/Sell transaction with Western Southwest on the following terms:

	a.	Notice of Exercise of Option: Resolute will provide Western Southwest with written notice of its election to exercise the Buy / Sell Option (the “Notification”) at least thirty (30) days prior to the intended delivery month;

	b.	Buyback Period: One (1) calendar month;

	c.	Product & Quality: Four Corners Sweet Crude Oil;

	d.	Buyback Volume: As nominated in Resolute’s Notification for any given delivery month, up to a maximum of 3,000 barrels per day (the “Buy/Sell Volume”). Resolute warrants and agrees that the Buy/Sell Volume sold by Resolute to Western under this Buy/Sell Option shall be: (i) volume of Product that is not already subject to sale to Western Southwest under this Agreement; or (ii) volume of Product produced during periods when Western Southwest’s Gallup refinery is unable to process or otherwise does not take the Contract Volume hereunder.

e.	Delivery Location:

	1.	Deliveries by Western to Resolute: As the Product passes the last flange of Western Southwest’s delivering facilities into the rail cars provided by Resolute at the rail facility that is owned and operated by Western Southwest at its petroleum refinery in Gallup, New Mexico (the “Gallup Refinery”).

	2.	Deliveries by Resolute to Western: At the Lease Units in the Aneth Field as the Product exits Resolute’s meters at each tank battery near Aneth, Utah (“Aneth Station”) into the RHP or from the RHP as the Product passes through the connecting flange that connects the RHP to the terminal operated by Western Southwest/Western Pipeline at Bisti Station located in San Juan County, New Mexico (“Bisti Station”), as elected by Resolute in its Buyback Notification.

f.	Price: Resolute agrees that the Price it pays for Product delivered under this Buy/Sell Option shall include the following differential costs:

	1.	If the Buy/Sell transaction is initiated at Aneth Station $2.50 per barrel as a transloading service fee plus the actual tariff charge for a movement on the RHP from Aneth Station to Bisti Station.

	2.	If the Buy/Sell transaction is initiated at Bisti Station, $2.50 per barrel as a transloading service fee.

g.	Payment: The Price owing by one Party to another under this Buy/Sell Option shall be netted.

h.	Rail Issues: Resolute is solely responsible for providing and arranging for railcars, switching of railcars and any demurrage charges.

i.	Survival and Termination: Resolute’s right to exercise this Buy/Sell Option under the conditions specified in this Agreement shall survive the expiration or termination of this Agreement until July 31, 2019, at which time sich Buy/Sell Option shall automatically terminate. Provided, that at any time following the expiration or termination of this Agreement, Western Southwest may elect to terminate the Buy/Sell Option by giving Resolute ninety (90) days notice thereof and on or before the effective date of such termination, refunding to Resolute the rail facility capital contribution made by Resolute and NNOGC in the amount of $500,000.

j.	Pipeline Capacity: Western Southwest’s obligation to enter into a Buy/Sell transaction provided for in this section is conditioned upon there being adequate pipeline capacity between Bisti Station and the Gallup Refinery to physically transport these additional barrels of Product.

	k.	Documentation of Buy/Sell Transaction: The Parties agree that any Buy/Sell Transaction initiated hereunder shall be documented in a separate written agreement, consistent with customary industry standards (including those regarding loss allowances) and any provisions specifically set forth in this Section entitled “Buy/Sell Option.”

Termination	Notwithstanding the Term, at any time during the Term of this Agreement, Western Southwest may terminate this Agreement in its entirety in the event of the following:

	a.	upon sixty (60) days written notice to Resolute, in the event that the Navajo Nation takes the position that any portion of the Western Southwest and/or Western Pipeline’s right-of-ways that Western Southwest or Western Pipeline utilize to deliver Product to the Gallup Refinery are not valid and Western Refining and/or Western Pipeline (a) are unable to use such right-of-ways, or, (b) the Navajo Nation asserts that Western Southwest or Western Pipeline is in trespass regarding such right-of-ways

	b.	Upon seven (7) days written notice, upon Resolute’s challenge of any tariff rates or rules and regulations filed by Western Southwest, Western Pipeline or any other Western affiliate if and only if such challenge is in violation of the covenants set forth in Section of this Agreement entitled “Tariff Support.”

Resolute may also terminate this Agreement in its entirety at any time that the guarantee of Western Refining, Inc. (“Western”) substantially in the form of Exhibit B is revoked or the amount guaranteed is less than the amount of exposure to Resolute; provided that Resolute has given Western Southwest and Western written notice that the guarantee is less than the amount of exposure to Resolute and Western has not, within thirty (30) days modified the guarantee to exceed the amount of exposure to Resolute.

Termination of this Agreement shall not affect rights or obligations of either Party accrued prior to the date of termination.

Miscellaneous:

		i.	Attorneys Fees: In the event of a dispute between the Parties in connection with this Agreement, the prevailing Party in the resolution of any such dispute, whether by litigation or otherwise, shall be entitled to full recovery of all reasonable attorney’s fees, costs and expenses incurred in connection therewith, including costs of court, against the non-prevailing Party. This provision will survive the expiration or termination of this Agreement.

ii.	Limitations: IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT LOSSES OR DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT. THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED IN THIS PARAGRAPH DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES AS CONTEMPLATED IN TEXAS UCC SECTION 2-719. ANY CLAIM HEREUNDER MUST BE FILED IN WRITING WITHIN TWO YEARS FROM THE INCIDENT. This provision will survive the expiration or termination of this Agreement.

iii.	Indemnity: Subject to the limitations contained herein, each Party (the “Indemnifying Party”) to this Agreement shall indemnify, defend (using counsel reasonably acceptable to the other Party), and hold the other Party and the other Party’s parents, affiliates and subsidiaries, and the officers directors and employees of any of them (collectively, the “Indemnified Party”) harmless from all claims, demands, expenses (including penalties, interest and reasonable attorneys’ fees), and causes of action asserted against the other by any person (including without limitation employees of either Party or any Federal, state or local governmental authority), including but not limited to claims for personal injury or death, or loss or damage to property to the extent caused by or resulting or arising from the willful or negligent acts or omissions of the Indemnifying Party or of the Indemnifying Party’s contractors or agents, the Indemnifying Party’s breach of this Agreement, or from the Indemnifying Party’s or its contractors or agents’ failure to comply with Federal, state or local laws or regulations relevant and applicable to the crude oil or delivery or receipt of any crude oil hereunder. Where personal injury, death or loss of or damage to the property is a result of the joint negligence or misconduct of the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their share of such joint negligence or misconduct. This provision will survive the expiration or termination of this Agreement.

iv.	Audit Rights: Each Party shall have the right at all reasonable times, upon written request, to audit all records of the other Party pertinent to this agreement to verify such Party’s compliance with the terms and conditions of this agreement. Notwithstanding the foregoing, each Party shall be entitled to protect the confidentiality of any information that it considers proprietary. If any audit conducted pursuant to this section reveals that there was an inaccuracy or omission in the invoices submitted under this agreement, the Parties shall, within ten (10) days of a request by either Party therefore, meet to discuss the adjustments and/or payments that would be necessary to correct such inaccuracy or omission; provided however, that no adjustments and/or payments shall be made in respect of any inaccuracy or omission first alleged after the second anniversary of the date of the invoice containing such inaccuracy or omission. This provision will survive the expiration or termination of this Agreement.

v.	Authority to Contract: Each of Resolute and NNOGC represent and warrant to Western Southwest, as to itself only, that Resolute and NNOGC, as applicable, has full right and authority to enter into this Agreement with respect to all of the Product volumes to be delivered hereunder and and other obligations assumed hereunder, and that the execution and performance of the Agreement by Resolute and NNOGC shall not, at any time, constitute a breach or violation or breach of any agreement or duty which Resolute and NNOGC may have with/to any third party.

vi.	Successors & Assigns: This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, representatives, successors and permitted assigns. However, neither Party shall assign this Agreement to any person or firm except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may, without the consent of the other party, assign this Agreement to any of its parent, affiliate or subsidiary entities or to a purchaser of all or substantially all of its assets.

vii.	Arbitration: THE PARTIES AGREE THAT TO THE EXTENT ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT DOES NOT EXCEED $5,000,000, SUCH DISPUTE SHALL BE DECIDED BY CONFIDENTIAL, BINDING NEUTRAL ARBITRATION AS PROVIDED BY TEXAS LAW TO BE CONDUCTED IN ACCORDANCE WITH THE JAMS STREAMLINED ARBITRATION RULES AND PROCEDURES BY A SINGLE NEUTRAL ARBITRATOR. THE PARTIES ARE GIVING UP ANY RIGHTS EACH MIGHT POSSESS TO DISCOVERY AND APPEAL OF SUCH DISPUTES AND TO HAVE SUCH DISPUTES LITIGATED IN A COURT OR BY JURY TRIAL. THE AGREEMENT TO THIS PROVISION IS VOLUNTARY. Any interpretation of the arbitration provision shall also be governed by the Federal Arbitration Act.

Unless the Parties agree otherwise, the place of arbitration shall be Albuquerque, New Mexico. The arbitrators shall issue a reasoned written decision and award which shall not exceed $5,000,000 including any interest, costs or any other amount. The obligations of the Parties under this Section shall survive the expiration or termination of this

Agreement. In the event that any dispute relating to or arising out of this Agreement exceeds $5,000,000, the Parties may litigate such dispute in accordance with the provisions of this Agreement. This provision will survive the expiration or termination of this Agreement.

viii.	Venue & Jurisdiction: If, for any reason, any dispute hereunder becomes the subject of litigation, rather than arbitration, as provided in this Agreement, venue for such litigation shall be exclusive in the state or federal court(s) of competent jurisdiction in Albuquerque, Bernalillo County, New Mexico. The Parties waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction. This provision will survive the expiration or termination of this Agreement.

ix.	Conflicts of Interest: Neither Party, nor any subcontractor or vendor of either Party shall give or receive any commission, fee, rebate, or gift or entertainment of significant cost or value in connection with this Agreement, or enter into any business arrangement with any director, employee or agent of the other Party or its parent, affiliate or subsidiary entities other than as a representative of the Party to this Agreement, without the other Party’s prior written agreement. Each Party shall promptly notify the other of any known violation of this paragraph.

x.	Notice: In the event that either Party is required or desires to give notice to the other Party under the terms of this Agreement, such notice shall be given by certified or registered first-class mail, return receipt requested, or by delivery by a nationally recognized overnight courier (i.e. FedEx) addressed as follows:

If to Western Southwest:

Western Refining Southwest, Inc.

ATTN: General Counsel

1250 W. Washington Street, Suite 101

Tempe, AZ 85281

If to Resolute:

Resolute Natural Resources Company, LLC

Attn: General Counsel

1700 Lincoln, Suite 2800

Denver, CO 80203

If to NNOGC: Navajo Nation Oil & Gas Company P.O. Box 4439 Window Rock, Arizona 86515 Attn: Legal Department

The Parties may change the notice addresses as needed from time to time, upon providing written notice to the other Party in accordance with this provision.

xi.	Savings Clause: If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

xii.	Confidentiality: The provisions of this Agreement shall be treated by the Parties as strictly confidential and shall not be disclosed by either Party to any person, entity or corporation without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, unless required by law. Notwithstanding the foregoing, either Party may disclose this Agreement, without the other Party’s consent, to any parent, affiliate or subsidiary or to the extent required by law, rule or regulation, legal process, order of court or other judicial body, or pursuant to any government agency, regulatory body or security exchange. This provision will survive the expiration or termination of this Agreement for a period of two (2) years thereafter.

xiii.	Conoco GTCs: Where not in conflict with the express terms hereof, this Agreement shall be governed by the Conoco General Provisions for Domestic Crude Oil Agreements dated January 1, 1993, as amended by Amendment dated August 1, 2009 (the “Conoco GTCs”), which is Attached hereto as Exhibit D. This Agreement constitutes “Special Provisions” as that term is used in the Conoco GTCs. As used in the Conoco GTCs, Western Southwest shall be the “Buyer” and Resolute shall be the “Seller.” The terms of this Agreement will control to the extent there is any conflict between the terms of this Agreement and the Conoco GTCs.

xiv.	Entire Agreement: This Agreement, together with the Conoco GTCs, represents the entire agreement of the Parties regarding the subject matter hereof and there are no other promises, representations, warranties, or reciprocal agreements affecting, incidental to, conditional upon, or related to this Agreement. All previous understandings and agreements, whether oral or written, are superseded by and merged into this Agreement. For the avoidance of doubt, the previous agreement between the Parties for the sale and purchase of crude oil, entitled “Crude Oil Purchase Agreement” dated August 27, 2009, as amended on August 31, 2011 and April 1, 2012 (Western Contract #LP818) (the “Prior Agreement”), is terminated in its entirety as of the Effective Date, including but not limited to the provisions in the Prior Agreement regarding use of the rail facility at Western Southwest’s Gallup Refinery and Resolute’s right thereunder to elect to enter into a buy/sell arrangement under certain circumstances.

AGREED to as of the Effective Dates.

WESTERN REFINING SOUTHWEST, INC.		RESOLUTE NATURAL RESOURCES COMPANY, LLC

By:	/s/ Mark J. Smith	By:	/s/ James M. Piccone

Printed Name:	Mark J. Smith	Printed Name:	James M. Piccone

Title:	Pres. Ref/Mktg	Title:	President

Date:	July 1, 2014	Date:	July 7, 2014

AGREED AND ACKNOWLEDGED:

Navajo Nation Oil and Gas Company, a/k/a Navajo Nation Oil & Gas Company, Inc. (“NNOGC”) hereby acknowledges and agrees that its crude oil volumes covered by this Agreement are validly committed to sale pursuant to the terms of this Agreement and that all other commitments that NOGC makes hereunder are agreed to and accepted.

Navajo Nation Oil and Gas Company

By:	/s/ Louis Denetsosie
Printed Name:	Louis Denetsosie
Title:	Chief Executive Officer
Date:	July 10, 2014

EXHIBIT A

Lease Name	County/State	Percentage (Resolute & NNOGC combined)
Aneth Unit – all leases	San Juan, Utah	87.780903%

McElmo Creek Unit – all leases	San Juan, Utah	82.136081%

Ratherford Unit – all leases	San Juan, Utah	86.716277%

EXHIBIT B

FORM OF GUARANTY OF WESTERN REFINING, INC.

GUARANTY

IN CONSIDERATION of Resolute Natural Resources Company, LLC and all its subsidiaries and affiliates (hereinafter referred to as “Creditor”), extending credit to Western Refining Southwest, Inc. and all its subsidiaries, affiliates, and divisions, including Western Refining Wholesale, Inc., (hereinafter referred to as “Debtor”), and other good and sufficient consideration to the undersigned accruing, the undersigned hereby gives this Guaranty to Creditor for payment in full of any and all payment obligations of the said Debtor to the said Creditor whether on open account or evidenced by note, secured or unsecured, due and owing at the present time, or that may hereafter be due and owing by said Debtor to said Creditor, up to an aggregate maximum amount of Fifty Million Dollars ($50,000,000). And, it is further agreed that if said bills are not paid when due, subject to all defenses the Debtor has, excluding insolvency and/or bankruptcy, the undersigned will pay the same upon notice and demand. The undersigned’s obligation under this Guaranty is a guaranty of payment and not of collection. Guarantor’s obligations and liability under this Guaranty shall be limited to payment obligations, and Guarantor shall have no obligation to buy, sell, deliver, supply or transport crude oil, hydrocarbons, condensate, propane, natural gas liquids or any other product under the Transactions.

The undersigned, Western Refining, Inc., a Delaware corporation (the “Guarantor”) for itself, its successors and assigns, agrees that it is financially interested in the said Debtor and agrees to be held responsible for said payment obligations, precisely as if the same had been contracted and due and owing by the undersigned itself, and agrees to pay said obligations upon notice and on demand, for any balance that may be due and owing at any time for the products sold and furnished by said Creditor to the said Debtor, subject to all defenses the Debtor has, excluding insolvency and/or bankruptcy. This Guaranty shall extend to and cover all renewals of any claims or demands guaranteed under this instrument, or the extension of time of payment thereof, or any other modification of terms between Debtor and Creditor. Guarantor shall have no obligation to buy, sell, deliver, supply or transport crude oil, hydrocarbons, condensate, propane, natural gas liquids or any other product.

This Guaranty shall be effective for one (1) year from the date set forth below, unless the Guarantor shall have given notice of revocation in writing to the Creditor addressed as follows: “Resolute Natural Resources Company, LLC, 1700 Lincoln, Suite 2800, Denver, CO 80203, Attention: James M. Piccone,” and such notice shall have been received by the Creditor from the Guarantor. Such revocation, when made, shall have no effect on the Guarantor’s obligations with respect to transactions previously entered into, and shall apply only to obligations incurred by Debtor prior to Creditor’s receipt of such notice of revocation. This Guaranty shall also terminate upon the earlier termination of the Crude Oil Purchase Agreement and payment of all amounts due under that contract to Creditor. This Guaranty supersedes and replaces any prior Guaranties signed by the undersigned parties or their predecessor entities, related to the same obligations hereunder. This Guaranty shall not be modified expect in writing signed by the Parties.

Guarantor hereby waives (a) notice of acceptance of the Guaranty by Creditor, (b) notice of purchases, sales, and deliveries of oil and/or condensate by or to Debtor, the amounts and terms of such transactions, and any modifications thereof, (c) notice of any extension of time for the payment of sums due and payable to Creditor and (d) suretyship defenses otherwise available to the undersigned. This Guaranty shall inure to the benefit of the Creditor, its successors and assigns, and can be modified only by a written instrument signed by Creditor and the undersigned. This Guaranty shall be governed by and construed in accordance with the Laws of the State of Texas. Any legal action or proceeding with respect to this Guaranty or any document related hereto must be brought in the state or federal courts of competent jurisdiction located in Albuquerque, Bernalillo County, New Mexico and by execution and delivery of this Guaranty, the Parties hereby accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such courts. The Parties irrevocably waive any objection including any objection to the laying of venue or based on the grounds of forum non conveniens, which the Parties may now or hereafter have to the brining of any such action or proceeding in such respective jurisdiction.

IN WITNESS WHEREOF, the undersigned corporation has signed this Guaranty as Guarantor this 1st day of July, 2014.

WESTERN REFINING, INC. (a Delaware corporation)

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and CEO

By:	/s/ Gary Dalke
Name:	Gary Dalke
Title:	CFO

EXHIBIT C

Depiction of Pipeline Systems

Bisti Station
Sc Crossover
6" West Line
6" East Line
4" Wingate
4" San Juan Pettigrew
TexNewMex Pipeline
(Bisti Station to Hagerman Station)
Hagerman Station
Connection
(Hagerman Station to T- Station)
T- Station
Mason Station
Delaware Basin
Pipeline System
12" Tex Newmex X
10" 285 to T
10" Mason to T
Western Refining
System Overview
Major Station
Valve
Western Centerline
New Mexico State Boundary
EXHIBIT C
Western Refining
Pipeline Overview Map

EXHIBIT D

CONOCO’S GENERAL TERMS AND CONDITIONS

GENERAL PROVISIONS

DOMESTIC CRUDE OIL AGREEMENTS

A. Measurement and Tests: All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges, tests and measurements. In the absence of the other party’s representative, such gauges, tests and measurements shall be deemed to be correct.

B. Warranty: The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.

Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.

C. Rules and Regulations: The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250.4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.

D. Hazard Communication: Seller shall provide its Material Safety Data Sheet (“MSDS”) to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E. Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement.

Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:

(1) If, because of Force Majeure, the party declaring Force Majeure (the “Declaring Party”) is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Agreement or associated contract, the other party (the “Exchange Partner”) shall have the right but not the obligation to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.

Effective January 1, 1993

Supersedes November 1983 General Provisions

(2) If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.

F. Payment: Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller’s invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller’s account at Seller’s designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.

G. Financial Responsibility: Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer’s expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Seller’s notice under this section, Seller or Buyer may terminate this Agreement forthwith. However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller.

Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.

If a party to this Agreement (the “Defaulting Party”) should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withhold shipments without notice.

H. Liquidation:

(1) Right to Liquidate. At any time after the occurrence of one or more of the events described in the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the “Liquidating Party”) shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the “Settlement Amount” or “Settlement Amounts”) determined as provided in Paragraph (3) of this section.

(2) Multiple Deliveries. If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction (“Commodity Transaction”) for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.

(3) Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the “Contract Price”) and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the “Market Price”). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

(4) Termination Date. For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.

Effective January 1, 1993

Supersedes November 1983 General Provisions

(5) Market Price. Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt’s Oilgram Price Report (“Platt’s”) for the date on which the Liquidating Party terminates this Agreement. If Platt’s reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt’s. If Platt’s does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.

(6) Payment of Settlement Amount. Any Settlement Amount due upon termination of this Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Agreement. However, if this Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Agreement.

(7) Miscellaneous. This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement. The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I. Equal Daily Deliveries: For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

J. Exchange Balancing: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit. In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party, unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.

K. Delivery, Title, and Risk of Loss: Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows: For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller’s lease/unit storage tanks or processing facilities to the Buyer’s carrier. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer’s carrier. If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement. Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L. Term: Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.

M. Governing Law: This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.

N. Necessary Documents: Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

O. Waiver: No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

P. Assignment: Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

Q. Entirety of Agreement: The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other promises, representations or warranties. Any modification of this Agreement shall be by written instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

Effective January 1, 1993

Supersedes November 1983 General Provisions

R. Definitions: When used in this Agreement, the terms listed below have the following meanings:

“API” means the American Petroleum Institute.

“ASME” means the American Society of Mechanical Engineers.

“ASTM” means the American Society for Testing Materials.

“Barrel” means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

“Carrier” means a pipeline, barge, truck, or other suitable transporter of crude oil.

“Crude Oil” means crude oil or condensate, as appropriate.

“Day,” “month,” and “year” mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.

“Delivery Ticket” means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.

“Invoice” means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.

“S&W” means sediment and water.

Effective January 1, 1993

Supersedes November 1983 General Provisions

Amendments to

ConocoPhillips 1993 General Provisions for Domestic Crude Oil Agreements

Effective August 1, 2009

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E. Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the term of this Agreement; except the extent necessary to comply with the provisions of Section J (“Buy/Sell and Exchange Balancing”). The party affected by a force majeure situation (the “Affected Party”) shall take commercially reasonable steps to ameliorate the cause of such force majeure event to enable it to resume performance during the term of this Agreement.

In addition to the above, and in the event substantially similar volumes are intended to be bought and sold or exchanged under this Agreement, the parties shall have the rights and obligations set forth in the circumstances described below:

(1) If, because of Force Majeure, the Affected Party is unable to deliver part or all of the quantity of crude oil which it is obligated to deliver under this Agreement, the other party shall have the right, but not the obligation, to reduce its deliveries of crude oil under this Agreement to match the volume actually delivered by the Affected Party.

(2) If, because of Force Majeure, the Affected Party is unable to take part or all of the quantity of crude oil which it is obligated to take under this Agreement, the other party shall have the right, but not the obligation, to reduce its receipts of crude oil under this Agreement to match the volume actually taken by the Affected Party.

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J Buy/Sell and Exchange Balancing: The terms of this Section J shall only apply to this Agreement if substantially similar volumes are intended to be bought and sold or exchanged under this Agreement:

(1) Each party shall be responsible for maintaining the volumes bought and sold or exchanged in balance on a month-to-month basis, as near as reasonably possible.

(2) If, for any reason (including events of force majeure), a party complies with the requirements of Section J(1) but fails to deliver or accept delivery of the contractually specified volume during any month (an “Imbalance Month”), then the

Effective January 1, 1993

Supersedes November 1983 General Provisions

party that delivered the lesser volume during the Imbalance Month (the “Underdelivering Party”) shall deliver to the other party a volume of crude oil equal to the difference between (a) the volume delivered by the Underdelivering Party during the Imbalance Month, and (b) the volume delivered by the other party during the Imbalance Month (such difference being the “Imbalance Volume”). The Imbalance Volume shall be delivered as soon after the Imbalance Month as is reasonably practicable it being understood that the parties shall endeavor to cause the Imbalance Volumes confirmed by the 20th day of the Imbalance Month to be delivered during the immediately following calendar month, and the Imbalance Volumes confirmed after the 20th day of the Imbalance month to be delivered during the second calendar month after the Imbalance Month, except to the extent prevented by a new or continued event of force majeure.

(3) When a party fails to deliver or accept delivery of the contractually specified volume during an Imbalance Month due to an event of force majeure, if the Imbalance Volume has not been delivered before the end of the second calendar month after the Imbalance Month, and if no other resolution of the Imbalance Volumes has been agreed between the Parties, during the third month after the Imbalance Month, the Underdelivering Party shall deliver, and the other party shall take, an amount of crude oil equal to the Imbalance Volume, and such delivery shall be of the same type of crude oil, at the same location and (except as provided in Section J(4) below) at the same price as the crude oil received by the Underdelivering Party during the Imbalance Month.

(4) To the extent that an Imbalance Volume is delivered after the Imbalance Month, and except as provided in the Special Provisions of this Agreement: (1) if the price specified in this Agreement is a fixed price or a formula price based on the price of crude oil on a date or during a specified range of dates (e.g., “April 12, 2009,” or “April 12-19, 2009”), the price of the Imbalance Volumes shall be equal to such price without regard to the month of actual delivery; and (2) if the price specified in this Agreement is a formula price based on the price of crude oil on a date or during a range of dates that is not tied to a specific date or range of dates (e.g., “bill of lading date,” “month of delivery,” “NYMEX trade month” or “calendar month average”), the price for the Imbalance Volumes will be calculated according to such formula for the actual month the Imbalance volume is delivered.

(5) The foregoing notwithstanding, the obligation of either party to deliver or take an Imbalance Volume less than 1000 barrels at the end of this Agreement shall be excused.

Effective January 1, 1993

Supersedes November 1983 General Provisions